Cytomedix Appoints Dr. Craig Mendelsohn to Board of Directors

Gains Industry Veteran with Legal and Regulatory Affairs Expertise

ROCKVILLE, Md. (November 13, 2009) – Cytomedix, Inc. (NYSE Amex: GTF), a leading developer of biologically active regenerative therapies for wound care, inflammation and angiogenesis, today announced the appointment of Craig B. Mendelsohn, M.D., J.D. to the Company’s Board of Directors, increasing the number of board members to seven.

Dr. Mendelsohn, age 55, is Vice President and Deputy General Counsel for the American Red Cross.  He brings to Cytomedix more than 15 years of healthcare industry experience as a regulatory attorney and medical director in the medical device and pharmaceutical industries.  Dr. Mendelsohn has significant FDA expertise with a focus on medical device law, legal affairs and regulatory affairs.

“We are very fortunate that Dr. Mendelsohn has agreed to join our Board,” said Martin Rosendale, Chief Executive Officer of Cytomedix. “Dr. Mendelsohn’s impressive track record and knowledge of the clinical, legal and regulatory landscape for medical device companies – specifically with regard to blood and plasma products – will be of tremendous value to Cytomedix as we build the company into a leading player in the regenerative medicine field.”

“I am delighted to join Cytomedix at this time of significant growth and evolution for the Company.  Chronic wounds are a serious health problem worldwide, and I look forward to working with the Cytomedix team to bring innovative solutions to these clinical challenges,” commented Dr. Mendelsohn.

At the American Red Cross, Dr. Mendelsohn is responsible for managing and leading a staff of attorneys that provide counsel to the Biomedical Services division at the organization, while providing guidance and legal counsel to executive management and the Board of Governors.

Previously, he held senior-level Medical Director and Regulatory Affairs positions for a number of medical device and pharmaceutical companies including Cardinal Health, Core Dynamics and ZLB Bioplasma, as well as at the Plasma Protein Therapeutics Association.  Dr. Mendelsohn began his legal career in 1994 at the Washington, D.C. headquarters of Hogan & Hartson, an international full-service law firm, as a member of the Food, Drug, Agriculture, and Medical Devices Group.  Dr. Mendelsohn also had a private practice in ophthalmology for ten years prior to obtaining his law degree.

Dr. Mendelsohn received his Juris Doctor, Cum Laude from Georgetown University Law Center, his Doctor of Medicine from George Washington University Medical Center, and his Bachelor of Arts in Chemistry from Emory University.  He is co-author on a number of papers in both clinical and legal publications.

About Cytomedix

Cytomedix develops, sells and licenses regenerative biological therapies including the AutoloGel™ System, a device for the production of Platelet Rich Plasma ("PRP") gel derived from the patient's own blood. The AutoloGel™ System is cleared by the U.S. Food and Drug Administration for use on a variety of exuding wounds. The Company is pursuing a multi-faceted strategy to penetrate the chronic wound market with its AutoloGel™ System. The Company is also moving forward with the development of other product candidates in its pipeline. Most notably is its CT-112 product, an anti-inflammatory peptide that has shown promise in preclinical testing. Additional information regarding Cytomedix is available at www.cytomedix.com.

Safe Harbor Statement

Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among others, viability and effectiveness of the Company’s sales approach and overall marketing strategies, the outcome of development or regulatory review of CT-112, commercial success or acceptance by the medical community, competitive responses, the Company's ability to raise additional capital and to continue as a going concern, its ability to successfully commercialize its product in Japan under the terms of the license agreement, and Cytomedix's ability to execute on its strategy to market the AutoloGel™ System as contemplated. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contacts:
Cytomedix, Inc.	Lippert/Heilshorn & Associates
David Jorden, Executive Board Member	Anne Marie Fields
Martin Rosendale, CEO	(afields@lhai.com)
(240) 499-2680	(212) 838-3777

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